UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2011

CHAMPIONS ONCOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-17263	52-1401755
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Science and Technology Park at Johns Hopkins 855 N. Wolfe Street, Suite 619, Baltimore, Maryland	21205
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 369-0365

CHAMPIONS BIOTECHNOLOGY, INC.
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On June 27, 2011, the Board of Directors of Champions Oncology, Inc. (the “Company”) elected Scott R. Tobin to fill the vacancy on the Board resulting from an increase in the number of directors from six to seven. Mr. Tobin will serve until his successor is duly elected and qualified.
Mr. Tobin is a member manager of Battery Partners IX, LLC (“BPIX”), which is the sole general partner of Battery Ventures IX, L.P. (“BVIX”) and sole managing member of Battery Investment Partners IX, LLC (“BIPIX” and, collectively with BVIX and BPIX, “Battery”). Pursuant to the terms of the Securities Purchase Agreement dated March 24, 2011, entered into among the Company, BVIX and BIPIX and other parties (the “Securities Purchase Agreement”), on April 4, 2011 BVIX and BIPIX purchased an aggregate of 5,466,667 shares of the Company’s Common Stock at a purchase price of $0.75 per share of an aggregate purchase price of $4,100,000. In addition, BVIX and BIPIX received warrants to purchase, until April 4, 2016, an aggregate of 820,000 additional shares of Common Stock at an exercise price of $0.90 per share. The Securities Purchase Agreement contains certain anti-dilution protections for BVIX and BIPIX and certain registration rights with respect to the shares of Common Stock issued to BVIX and BIPIX. Furthermore, BVIX and BIPIX has the right to require the Company to repurchase the purchased shares (the “Put Option”) for cash for $0.75 per share upon a change of control or sale of substantially all of the Company’s assets. The Put Option will terminate upon the achievement of certain financial milestones.
As a member manager of BPIX, Mr Tobin has an indirect beneficial ownership of the shares held by Battery but disclaims beneficial ownership except to the extent of his pecuniary interest therein.
Pursuant to the terms of the Securities Purchase Agreement, the Company agreed to appoint one nominee nominated by Battery to become a member of the Company’s Board of Directors. Mr. Tobin was appointed to the Board in accordance with the terms of the Securities Purchase Agreement.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHAMPIONS ONCOLOGY, INC. (Registrant)
Date: June 28, 2011	By:	/s/ Joel Ackerman
Joel Ackerman
Chief executive Officer

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